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                                                                       Exhibit 2

                         RETRANSFER OF SHARES AGREEMENT

                                  By and among

Fresenius AG, Borkenberg 14, 61140 Oberursel, registered with the Commercial Register Bad Homburg HRB 2617 and represented by Frank Simon as special representative, acting according to the power of attorney dated 16. April 1997,

                                                                    - "Seller" -

                                       and

Gull GmbH, registered with the Commercial Register Koln HRB 24160 and represented by Michael Malan as its Managing Director with full authority to represent the company alone,

                                                                 - "Purchaser" -

                                       and

Gull Laboratories Inc., a Utah corporation, represented by George Evanega as its Chief Executive Officer and President with full authority to represent the company alone

                                                                     - "Gull" -.
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The Seller, the Purchaser and Gull are going to enter into an Asset Purchase
Agreement ("Asset Purchase Agreement") with respect to all of the assets and properties of Seller's business of developing, manufacturing and marketing of diagnostic test kits and material designed to detect past and present infection with kits and materials based on established immunological assay methods (the "Business"). Article 8 of the Asset Purchase Agreement provides for a purchase price to be paid by the Purchaser of 1,320,000 shares of the common stock of Gull with US$ .001 par value per share.

The parties expect that the infectious disease business of a company called [name of supplier deleted] ("Supplier") will be sold by its present shareholder in the near future. Supplier has substantial relationship with the Business of the Seller. The parties agree that a potential termination of that relationship upon an acquisition of Supplier will have a negative influence on the acquired Business.

Now, therefore, the parties hereto agree as follows:


                                    ARTICLE 1

                           REDUCTION OF PURCHASE PRICE

(1)      The parties agree that the purchase price to be paid in accordance with
Article 8 of the Asset Purchase Agreement will be reduced by an amount of 33,000 shares of the common stock of Gull with US$ .001 par value per share ("Shares"), if and when the present commercial relationship, i.e. delivery of infectious disease products manufactured by Supplier as specified in the contract between Fresenius AG and Supplier dated February 20, 1994 will be terminated by Supplier entirely on or before the 31. December 1997 at the latest ("the Termination"). If and when only the part of the commercial relationship with respect to the syphilis product line will be terminated by Supplier, the reduction of the purchase price will only be 56.7307 % of 33,000 Shares, i.e. 18.721 Shares. If the Termination takes place after the 31. December 1997, no reduction of the purchase price shall be due.

(2) If and when the Termination takes place after the purchase price has already been paid to the Seller - but prior 31. December 1997 - the Seller shall be obliged to repay and retransfer to the Purchaser the amount of 33,000 or respectively 18.721 Shares.

(3) If and when within two years after the Termination the Purchaser or Gull or an affiliate of the Purchaser or Gull will enter again into a commercial relationship with Supplier or with the Purchaser of Supplier's Business, which is in quality and volume comparable with the terminated relationship, Gull and the Purchaser shall pay and transfer the 33,000 or respectively 18.721 Shares to the Seller.


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                                    ARTICLE 2

                     APPLICABLE LAW, LANGUAGE, JURISDICTION

(1)      This Agreement shall be governed exclusively by German law.

(2) The courts in Frankfurt am Main shall, as far as legally permissable, have exclusive jurisdiction for any and all disputes arising out of or in connection with this Agreement. Gull hereby expressly submits to the jurisdiction of the courts of Frankfurt am Main and agrees to service of process by mail. Gull further agrees to appoint an agent in Germany for such service of process.

(3) This Agreement shall be concluded in the English language. The English version shall be controlling also in the event that there exist versions in another language.

Date ................. 1997                           Date ............... 1997
Fresenius AG                                          Gull Laboratories Inc.

 ...........................                           .........................


                                                      Gull Deutschland GmbH

                                                      .........................


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